Pioneer Interest Shares
60 State Street
Boston, MA 02109-1820

May 1998

Dear Shareowner,

I am writing to let you know that the annual meeting for shareowners of Pioneer Interest Shares will be held June 23, 1998. As a shareowner in the Fund, you have the opportunity to voice your opinion on a number of important proposals.

This package contains information about the proposals, along with the proxy card for you to use when voting by mail. Please take a moment to read the enclosed materials and cast your vote on the proxy card.

Your prompt vote will help save the Fund money. If a majority of the Fund's shareowners have not voted prior to the meeting, we must try to obtain their votes with additional mailings or phone solicitation. That is a costly process.

(callout in margin) VOTING YOUR SHARES BY MAIL IS QUICK AND EASY. EVERYTHING
                    YOU NEED IS ENCLOSED.

Each of the proposals up for approval has been reviewed by Pioneer Interest Shares' Board of Trustees, whose primary role is to protect your interests as a shareowner. In the Trustees' opinion, the proposals are fair and reasonable. The Trustees recommend that you vote FOR each proposal.

(callout in margin) THE FUND'S BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE FOR EACH PROPOSAL.

HERE IS WHAT A FOR VOTE MEANS FOR EACH OF THE PROPOSALS BEING CONSIDERED.

(callout in margin) PROPOSAL 1:
ELECT NINE TRUSTEES TO THE BOARD. The Trustees supervise the Fund's activities and review contractual arrangements with companies that provide services to the Fund. All of the nominees previously were elected by shareowners. The proxy statement includes detailed information about all nominees.

(callout in margin) PROPOSAL 2:
RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS THE FUND'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

Cast your vote by completing and signing the proxy card enclosed in this package. Please mail your completed and signed proxy card as quickly as possible, using the postage-paid envelope provided. Thank you for your prompt response

(callout in margin) PLEASE VOTE! YOUR VOTE IS EXTREMELY IMPORTANT, NO MATTER
                    HOW MANY SHARES YOU OWN.

Sincerely,


John F. Cogan, Jr.
Chairman and President

0598-xxxx

URGENT
PLEASE VOTE YOUR SHARES TODAY

Dear Shareowner,

Not too long ago we sent you a proxy card and materials for Pioneer Interest Shares (the Fund) explaining the proposals up for a vote at the June 23, 1998 shareowner meeting. WE NEED YOU TO CAST YOUR VOTE!

If you have not already completed and returned the proxy card included in our earlier package, PLEASE TAKE A MOMENT NOW TO COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT TO US IN THE POSTAGE-PAID ENVELOPE PROVIDED.

The proposals in the Proxy Statement have been reviewed by the Fund's Board of Trustees, whose primary role is to protect your interests as a shareowner. In the Trustees' opinion, the proposals are fair and reasonable. The Trustees recommend that you vote FOR each proposal. For your easy reference, on the back of this page is a summary of what a FOR vote would mean for each proposal.

PLEASE  VOTE!  YOUR VOTE IS EXTREMELY  IMPORTANT,  NO MATTER HOW MANY SHARES YOU
OWN.

Thank you for your prompt response.

Sincerely,


John F. Cogan, Jr.,
Chairman and President


Here is what a FOR vote means for each of the proposals being considered.

PROPOSAL 1:
ELECT NINE TRUSTEES TO THE BOARD. The Trustees supervise the Fund's activities and review contractual arrangements with companies that provide services to the Fund. All of the nominees currently serve as Trustees. The proxy statement includes detailed information about all nominees.

PROPOSAL 2:
RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP as the Fund's independent public accountants for the fiscal year ending December 31, 1998.

PLEASE  VOTE!  YOUR VOTE IS EXTREMELY  IMPORTANT,  NO MATTER HOW MANY SHARES YOU
OWN.